As filed with the Securities and Exchange Commission on November 12, 2003
Registration Statement No. 333-106537

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2

to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Technical Olympic USA, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1520	76-0460831
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4000 Hollywood Boulevard

Suite 500 N
Hollywood, Florida 33021
(954) 364-4000
(Address, Including Zip Code and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)

Patricia M. Petersen, Esq.

4000 Hollywood Boulevard
Suite 500 N
Hollywood, Florida 33021
(954) 364-4000
(954) 364-4037 (Fax)
(Name, Address Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies of all communications to:

Kara L. MacCullough, Esq.	Daniel J. Zubkoff, Esq.
Akerman Senterfitt	Cahill Gordon & Reindel LLP
One Southeast Third Avenue, 28th Floor	80 Pine Street
Miami, Florida 33131-1714	New York, New York 10005
(305) 374-5600	(212) 701-3000
(305) 374-5095 (Fax)	(212) 269-5420 (Fax)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the earlier offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Amendment No. 2 to the Form S-1 is being filed solely to file Exhibits 1.1, 5.1 and 21.0.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      The following table sets forth the fees and expenses in connection with the sale and distribution of the securities being registered hereunder.

Securities and Exchange Commission Registration Fee	$12,685.32
NASD Filing Fee	$16,180.25
Printing and Engraving Costs	$150,000.00
Accounting Fees and Expenses	$200,000.00
Legal Fees and Expenses	$500,000.00
Transfer Agent and Registrar Fees	$5,000.00
Miscellaneous	$122,134.00
Total	$1,005,999.57

      All amounts are estimated except for the SEC registration fee and NASD Filing Fee.

Item 14.     Indemnification of Directors and Officers

      Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.

      The Registrant has entered into indemnification agreements with each of its directors and certain of its officers for all losses (including expenses) incurred by such director or officer solely by reason of his service to the Registrant.

Item 15.     Recent Sales of Unregistered Securities

      In the three years preceding the filing of this Registration Statement, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

(1) On June 25, 2002, the Registrant issued $200.0 million aggregate principal amount of 9% senior notes due 2010 (the “2010 Notes”) and $150.0 million of 10 3/8% senior subordinate notes due 2012 (the “2012 Notes,” and together with the 2010 Notes, the “Original Notes”) in private placements satisfying the requirements of Rule 144A and Regulation S. The Original Notes were sold to qualified institutional buyers as defined in Rule 144A under the Securities Act and non-U.S. persons as defined in Regulation S under the Securities Act through Salomon Smith Barney Inc., Deutsche Bank Securities Inc. and Fleet Securities, Inc., as initial purchasers. The Original Notes were sold to the initial purchasers at a purchase price of: (i) 98.0% of their principal amount in the case of the 2010 Notes; and (ii) 97.5% of their principal amount in the case of the 2012 Notes, plus, in each case, accrued interest, if any, resulting in net proceeds to the Registrant, before other transaction costs, of $342.5 million.

(2) On June 25, 2002, Engle Holdings Corp. merged with and into the Registrant pursuant to a stock-for-stock merger. Pursuant to the merger, each issued and outstanding share of Engle Holdings common stock was exchanged for 1,724.08294 shares of the Registrant’s common stock, and as a result, 16,378,787 additional shares of the Registrant were issued to Technical Olympic, Inc., a Delaware corporation (“Technical Olympic”). Prior to the Merger, Technical Olympic owned 80% of our common stock and following the Merger, Technical Olympic owned [90.64]% of our common stock. The issuance of the shares of the Registrant’s common stock to Technical Olympic in connection with the Merger was exempt from registration pursuant to Section 4(2) of the Securities Act.

(3) On February 3, 2003, the Registrant issued $100.0 million aggregate principal amount of 9% Senior Notes in private placements satisfying the requirements of Rule 144A and Regulation S. The Senior Notes were sold to qualified institutional buyers as defined in Rule 144A under the Securities Act and non-U.S. persons as defined in Regulation S under the Securities Act through Salomon Smith Barney Inc., Deutsche Bank Securities Inc. and Fleet Securities, Inc., as initial purchasers. The Senior Notes were sold to the initial purchasers at a purchase price of 94.836% of their principal amount, plus any accrued interest, if any, resulting in net proceeds to the Registrant, before other transaction costs, of $93.6 million.

(4) On April 22, 2003, the Registrant issued $35.0 million aggregate principal amount of 10 3/8% Senior Subordinated Notes in private placements satisfying the requirements of Rule 144A and Regulation S. The Senior Subordinated Notes were sold to qualified institutional buyers as defined in Rule 144A under the Securities Act and non-U.S. persons as defined in Regulation S under the Securities Act through Citigroup Global Markets Inc., as initial purchaser. The Senior Subordinated Notes were sold to the initial purchaser at a purchase price of 98.5% of their principal amount, plus accrued interest, if any, resulting in net proceeds to the Registrant before other transaction costs, of $35.6 million.

      For all transactions listed in this Item other exemptions from registration under the Securities Act may also have been available.

Item 16.	Exhibits and Financial Statement Schedules

Exhibits:

      The following exhibits are filed as part of this registration statement:

Exhibit
Number	Description

1.1*	Underwriting Agreement.
2.1	Agreement and Plan of Merger dated April 8, 2002, by and among Newmark Homes Corp., Engle Holdings Corp., and Technical Olympic, Inc.(1)
3.1	Certificate of Incorporation of Newmark Homes Corp.(2)
3.2	Certificate of Amendment to the Certificate of Incorporation.(3)
3.3	Amended and Restated Bylaws.(3)
4.1	Indenture, dated as of June 25, 2002, by and among Technical Olympic USA, Inc. and the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee covering up to $200,000,000 9% Senior Notes due 2010.(4)
4.2	Indenture, dated as of June 25, 2002, by and among Technical Olympic USA, Inc., the subsidiaries name therein and Wells Fargo Bank Minnesota, National Association, as Trustee covering up to $150,000,000 10 3/8% Senior Subordinated Notes due 2012.(4)
4.3	Registration Rights Agreement, dated June 25, 2002, among Technical Olympic USA, Inc., certain direct and indirect subsidiaries of Technical Olympic USA, Inc., Salomon Smith Barney, Inc., Deutsche Bank Securities, Inc. and Fleet Securities, Inc. relating to the Senior Notes.(4)
4.4	Supplemental Indenture for the 9% Senior Notes due 2010, dated July 24, 2002 by and among Technical Olympic USA, Inc. and the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee.(3)
4.5	Supplemental Indenture for the 10 3/8% Senior Subordinated Notes due 2012, dated July 24, 2002 by and among Technical Olympic USA, Inc. and the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee.(3)
4.6	Form of Technical Olympic USA, Inc. 9% Senior Note due 2010 (included in Exhibit A to Exhibit 4.1).(4)
4.7	Form of Technical Olympic USA, Inc. 10 3/8% Senior Subordinated Note due 2012 (included in Exhibit A of Exhibit 4.2).(4)
4.8	Registration Rights Agreement, dated June 25, 2002, among Technical Olympic USA, Inc., certain direct and indirect subsidiaries of Technical Olympic USA, Inc., Salomon Smith Barney Inc., Deutsche Bank Securities Inc. and Fleet Securities, Inc. relating to the Senior Subordinated Notes.(5)
4.9	Registration Rights Agreement, dated June 25, 2002, among Technical Olympic USA, Inc. and Technical Olympic, Inc.(6)
4.10	Specimen of Stock Certificate of Technical Olympic USA, Inc.(7)
4.11	Supplemental Indenture for the 9% Senior Notes due 2010 issued in June 2002, dated as of February 3, 2003, by and among Technical Olympic USA, Inc. and the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee.(8)

Exhibit
Number		Description

4.12		Supplemental Indenture for the 10 3/8% Senior Subordinated Notes due 2012 issued in June 2002, dated as of February 3, 2003, by and among Technical Olympic USA, Inc. and the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee.(8)
4.13		Indenture, dated as of February 3, 2003, among Technical Olympic USA, Inc., the subsidiaries named therein, Salomon Smith Barney Inc., Deutsche Bank Securities Inc., Fleet Securities, Inc. and Credit Lyonnais Securities (USA) Inc.(8)
4.14		Registration Rights Agreement, dated February 3, 2003, among Technical Olympic USA, Inc., the subsidiaries named therein, Salomon Smith Barney Inc., Deutsche Bank Securities Inc., Fleet Securities, Inc. and Credit Lyonnais Securities (USA) Inc.(8)
4.15		Form of Technical Olympic USA, Inc. 9% Senior Note due 2010 (included in Exhibit A to Exhibit 4.13).(8)
4.16		Supplemental Indenture for the 9% Senior Notes due 2010 issued in June 2002, dated as of March 31, 2003, by and among Technical Olympic USA, Inc. and the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee.(9)
4.17		Supplemental Indenture for the 10 3/8% Senior Subordinated Notes due 2012 issued in June 2002, dated as of March 31, 2003, by and among Technical Olympic USA, Inc., the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee.(10)
4.18		Supplemental Indenture for the 9% Senior Notes due 2010 issued in February 2003, dated as of March 31, 2003, by and among Technical Olympic USA, Inc. and the subsidiaries named therein and Wells Fargo Bank Minnesota, National Association, as Trustee.(11)
4.19	**	Technical Olympic USA, Inc. 10 3/8% Senior Subordinated Note due 2012, dated as of April 22, 2003, in the amount of $35,000,000.
4.20	**	Registration Rights Agreement, dated April 22, 2003, among Technical Olympic USA, Inc., the subsidiaries named therein, and Citigroup Global Markets Inc.
5.1*		Form of Opinion of Akerman Senterfitt regarding the validity of the securities being registered.
10.1		Form of Indemnification Agreement.(13)
10.2		Form of Tax Allocation Agreement between Technical Olympic, Inc. (formerly known as Technical Olympic USA, Inc.) and various affiliates and subsidiaries, including Technical Olympic USA, Inc. and its subsidiaries dated March 15, 2000.(13)
10.3		Employment Agreement, effective as of October 12, 2000, between TOUSA Homes, Inc. (f/k/a Engle Homes, Inc.) and Harry Engelstein.(14)
10.9		Employment Agreement between Newmark Homes Corp. and Antonio B. Mon dated April 5, 2002, effective June 25, 2002.(15)
10.10		Employment Agreement between Technical Olympic USA, Inc. and Tommy L. McAden dated July 12, 2002, effective June 25, 2002.(16)
10.11		Employment Agreement between Technical Olympic USA, Inc. and Yannis Delikanakis dated January 1, 2003.(8)
10.12		Credit Agreement dated June 25, 2002, among Technical Olympic USA, Inc., the Lenders and Issuers named therein, Citicorp North America, Inc. as Administrative Agent, Fleet National Bank as Documentation Agent and Salomon Smith Barney Inc. as Sole Arranger and Sole Book Manager.(17)
10.13		Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan.(18)
10.14		Credit Agreement, dated August 1, 2002, between Preferred Home Mortgage Company, and Guaranty Bank.(8)
10.15		First Amendment to Credit Agreement, dated October 15, 2002, between Preferred Home Mortgage Company, Technical Mortgage, L.P. and Guaranty Bank.(8)
10.16		Second Amendment to Credit Agreement, dated November 22, 2002, between Preferred Home Mortgage Company, Technical Mortgage, L.P. and Guaranty Bank.(8)
10.17		Third Amendment to Credit Agreement, dated January 5, 2003, between Preferred Home Mortgage Company, Technical Mortgage, L.P. and Guaranty Bank.(8)

Exhibit
Number		Description

10.18		Guaranty of Technical Olympic USA, Inc., dated August 1, 2002, in favor of Guaranty Bank.(8)
10.19		Mortgage Loan Purchase and Sale Agreement, dated August 1, 2002, between Preferred Home Mortgage Company and Guaranty Bank.(8)
10.20		First Amendment to Mortgage Loan Purchase and Sale Agreement, dated October 15, 2002, between Preferred Home Mortgage Company and Guaranty Bank.(8)
10.21		Mortgage Loan Purchase and Sale Agreement, dated August 1, 2002, between Technical Mortgage, L.P. and Guaranty Bank.(8)
10.22		First Amendment to Mortgage Loan Purchase and Sale Agreement, dated October 15, 2002, between Technical Mortgage, L.P. and Guaranty Bank.(8)
10.23		Amended and Restated Credit Agreement, dated as of April 4, 2003, among Technical Olympic USA, Inc., the lenders and issuers party thereto, Citicorp North America, Inc. and Fleet National Bank.(19)
10.24		Facility Increase Letter, dated April 22, 2003.(19)
10.25		Consulting Agreement, dated as of January 1, 2003, between Technical Olympic USA, Inc. and Lonnie M. Fedrick.(19)
10.26	**	Contractor Agreement, effective as of November 6, 2000, between Technical Olympic USA, Inc. (f/k/a Newmark Homes Corp.) and Technical Olympic S.A.
10.27	**	Supplemental Contractor Agreement, effective as of January 4, 2001, between Technical Olympic USA, Inc. (f/k/a Newmark Homes Corp.) and Technical Olympic S.A.
10.28	**	Contractor Agreement, effective as of November 22, 2000, between TOUSA Homes, Inc. (f/k/a Engle Homes, Inc.) and Technical Olympic S.A.
10.29	**	Supplemental Contractor Agreement, effective as of January 3, 2001, between TOUSA Homes, Inc. (f/k/a Engle Homes Inc.) and Technical Olympic S.A.
10.30	**	Employment Agreement, dated as of January 1, 2003, between Technical Olympic USA, Inc. and Eric Rome.
10.31		Employment Agreement, dated as of November 12, 2000, between TOUSA Homes, Inc. and Mark Upton.(20)
10.32		First Amendment to Employment Agreement, dated as of April 1, 2003, among Technical Olympic USA, Inc., TOUSA Homes, Inc. and Mark Upton.(20)
10.33	**	Amended and Restated Management Services Agreement, dated as of June 13, 2003, between Technical Olympic USA, Inc. and Technical Olympic, Inc.
10.34		Fourth Amendment to Credit Agreement, effective as of June 24, 2003, between Preferred Home Mortgage Company and Guaranty Bank.(20)
10.35		Amendment to Employment Agreement, dated as of July 15, 2003, between Technical Olympic USA, Inc. and Antonio B. Mon.(21)
10.36		Fifth Amendment to Credit Agreement, effective as of September 22, 2003, between Preferred Home Mortgage Company and Guaranty Bank.(21)
21.0*		Subsidiaries of the Registrant.
23.1*	*	Consent of Ernst & Young LLP, independent certified public accountants.
23.2*	*	Consent of BDO Seidman, LLP, independent certified public accountants.
23.3*	*	Consent of BDO Seidman, LLP independent certified public accountants.
23.4*		Consent of Akerman Senterfitt (included in Exhibit 5.1).
24.1*	*	Power of Attorney (included in the signature pages of this Registration Statement).

*	Filed herewith.

**	Previously filed.

(1)	Incorporated by reference to Exhibit 99.A to the Information Statement on Schedule 14-C, dated June 3, 2002, previously filed by the Registrant.

(2)	Incorporated by reference to the Form 8-K, dated March 23, 2001, previously filed by the Registrant.

(3)	Incorporated by reference to the Registration Statement on Form S-4 previously filed by the Registrant (Registration Statement No. 333-100013).

(4)	Incorporated by reference to the Form 8-K, dated July 9, 2002, previously filed by the Registrant.

(5)	Incorporated by reference to Exhibit 4.4 to the Form 8-K, dated July 9, 2002, previously filed by the Registrant.

(6)	Incorporated by reference to Exhibit 2.2 to the Form 8-K, dated July 9, 2002, previously filed by the Registrant.

(7)	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-8 previously filed by the Registrant (Registration No. 333-99307).

(8)	Incorporated by reference to the Form 10-K for the year ended December 31, 2002, previously filed by the Registrant.

(9)	Incorporated by reference to Exhibit 4.17 to the Form 10-Q for the quarter ended March 31, 2003, previously filed by the Registrant.

(10)	Incorporated by reference to Exhibit 4.18 to the Form 10-Q for the quarter ended March 31, 2003, previously filed by the Registrant.

(11)	Incorporated by reference to Exhibit 4.16 to the Registration Statement on Form S-4 previously filed by the Registrant (Registration No. 333-104278).

(12)	Incorporated by reference to Exhibit 10.1 to the Form 10-Q for the quarter ended September 30, 2001, previously filed by the Registrant.

(13)	Incorporated by reference to Exhibit 10.3 to the Form 10-K for the year ended December 31, 1999, previously filed by the Registrant.

(14)	Incorporated by reference to Exhibit 99.D.4 to the Schedule TO previously filed by Technical Olympic, Inc. (File No. 005-42975).

(15)	Incorporated by reference to Exhibit 99.E to the Information Statement on Schedule 14-C, dated June 3, 2002, previously filed by the Registrant.

(16)	Incorporated by reference to the Form 10-Q for the quarter ended June 30, 2002, previously filed by the Registrant.

(17)	Incorporated by reference to Exhibit 99.2 to the Form 8-K, dated July 9, 2002, previously filed by the Registrant.

(18)	Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 previously filed by the Registrant (Registration No. 333-99307).

(19)	Incorporated by reference to the Form 10-Q for the quarter ended March 31, 2003, previously filed by the Registrant.

(20)	Incorporated by reference to the Registration Statement on Form S-4 previously filed by the Registrant (Registration Statement No. 333-107091).

(21)	Incorporated by reference to the Form 10-Q for the quarter ended September 30, 2003, previously filed by the Registrant.

Item 17.	Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hollywood, State of Florida, on the 12th day of November, 2003.

TECHNICAL OLYMPIC USA, INC.

By:	/s/ ANTONIO B. MON

Antonio B. Mon
Executive Vice Chairman, President and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ANTONIO B. MON Antonio B. Mon	Executive Vice Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	November 12, 2003

* Tommy L. McAden	Vice President — Finance and Administration, Chief Financial Officer, and Treasurer (Principal Financial Officer)	November 12, 2003

* Randy L. Kotler	Vice President — Chief Accounting Officer (Principal Accounting Officer)	November 12, 2003

* Constantine Stengos	Chairman of the Board and Director	November 12, 2003

* Yannis Delikanakis	Executive Vice President and Director	November 12, 2003

* Lonnie M. Fedrick	Director	November 12, 2003

* Andreas Stengos	Director	November 12, 2003

* George Stengos	Director	November 12, 2003

Signature	Title	Date

* Larry D. Horner	Director	November 12, 2003

* William A. Hasler	Director	November 12, 2003

* Michael J. Poulos	Director	November 12, 2003

By: /s/ ANTONIO B. MON Attorney in Fact

EXHIBIT INDEX

Exhibit
Number	Description

1.1	Underwriting Agreement.
5.1	Form of Opinion of Akerman Senterfitt regarding the validity of the securities being registered.
21.0	Subsidiaries of the Registrant.